Exhibit 99.1

Altice USA Completes Acquisition of Cheddar

NEW YORK (June 6, 2019) -- Altice USA (NYSE: ATUS), one of the largest broadband communications and video services providers in the U.S., today announces that it has closed the previously announced acquisition of Cheddar, the digital-first news company.

With this acquisition, Altice broadens its portfolio of high-quality news businesses by adding Cheddar’s innovative, digital-first, live business, general news and college network focused on young professional and millennial audiences. Cheddar joins the Altice News division, complementing Altice’s hyperlocal and global news offerings that include the most watched news channel in the Optimum footprint News 12 Networks, and international and current affairs news network i24NEWS.

Cheddar founder and CEO Jon Steinberg joins Altice USA as president of Altice News, leading Cheddar, News 12 and i24NEWS.

Dexter Goei, Altice USA CEO said: Today’s closing represents an important milestone towards our goal of making Altice a news leader by offering a full range of hyperlocal, national, business and international news across digital, mobile and linear TV formats through Cheddar, News 12 and i24NEWS. We’re pleased to welcome Jon and the entrepreneurial Cheddar team to Altice, and we look forward to growing our news audiences, delivering high-quality journalism and creating more value for our advertisers.

Summary of Altice News

The combination of News 12 and i24NEWS’ expertise in linear content and distribution plus Cheddar’s expertise in digital-first content and distribution provides several benefits:

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With the acquisition of Cheddar, Altice’s full suite of news offerings now covers hyperlocal, national, business and international content, reaching broader and more diverse audiences on both digital and linear formats.

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Cheddar brings a strong news team with an engaged young professional and millennial audience, providing a significant opportunity to advance Altice News from a content, distribution and audience reach perspective, as well as creating more value for advertisers.

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Altice News already partners with Cheddar on relevant programming: News 12 airs on its seven stations in the NY tri-state area the daily Cheddar Tech Report, and i24NEWS runs top stories from Cheddar as part of its global news coverage. This combination will provide more opportunities for collaborative and complementary programming.

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Cheddar will continue to expand its fast-growing live advertising products that currently serve large national brands and bring additional scale and local targeting to these offerings via dynamic ad insertion into News 12 and i24NEWS inventory.

•	Cheddar anticipates developing and deploying additional advertising products across the Altice footprint, namely on its advanced Altice One and a4 advertising platform.

Background on Cheddar
The Cheddar networks are available in approximately 40 million pay tv homes through MVPDs, all virtual MVPDS (YouTube TV, Sling, Hulu Live, DIRECTV NOW, etc.), leading free tv systems (Pluto, Roku Channel, etc.), and a campus network of 1,600 owned and operated screens on 600 campuses. Cheddar recently expanded distribution to millions of homes through various cable systems, reaching carriage agreements with Comcast, Charter and Altice USA. Cheddar is available on nearly all over-the-top subscription Pay TV services in the U.S., and has large social distribution across Facebook, Instagram, YouTube, Twitter, LinkedIn, Snapchat and other platforms generating over 400 million video views a month.

Cheddar currently broadcasts 19 hours a day of live news through two networks: Cheddar Business, a business news network covering the most innovative executives, founders, products, and technologies transforming our lives and economy; and Cheddar News, a fast-paced, young, non-partisan general news and headline news network.

The company owns the CheddarU network of 1,600 screens in the public spaces (gyms, cafeterias, student unions) of 600 college campuses. Cheddar also owns and operated the site RateMyProfessors.com, where over 5 million students go to rate and review their professors each month.

Cheddar’s OTT viewership is most concentrated in ages 25 to 34, and its campus network has the largest out of home reach of any 18 to 24-year-old network.

This transaction does not materially impact Altice USA’s leverage ratio and has no impact on its planned share repurchases for 2019. Altice USA began its partnership with Cheddar in 2017 as an investor in the company.

Contacts
Altice USA Communications
Lisa Anselmo
Lisa.anselmo@alticeusa.com
929-418-4362

Altice USA Investor Relations
Nick Brown
Nick.brown@alticeusa.com
917-589-9983

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, telephony services, Wi-Fi hotspot access, proprietary content and advertising services to approximately 4.9 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice also operates hyperlocal news network News 12 Networks and international news and current affairs network i24NEWS.

About Cheddar
Cheddar is the leading post-cable networks company. Its programming is available on Sling TV, DirecTV NOW, Hulu, YouTube TV, Comcast X1, Charter Spectrum, Sony PlayStation Vue, Snapchat, fuboTV, Philo, Amazon, Twitch, Twitter, 60% of smart TVs in the U.S., and Facebook. Cheddar currently broadcasts two live video news networks: Cheddar Business, which covers the most innovative executives, founders, products, and technologies transforming our lives and economy, and Cheddar News, a fast-paced, young, non-partisan general and headline news network. The company broadcasts from the trading floor of the New York Stock Exchange, its street-level studio in the glass corner of the Sprint Store in the Flatiron Building, WeWork in Los

Angeles, and the White House. Cheddar was founded by Jon Steinberg, President and Chief Operating Officer of BuzzFeed from 2010 to 2014. Its investors include Lightspeed Venture Partners, Raine Ventures, Altice USA, Comcast Ventures, AT&T, Ribbit Capital, The New York Stock Exchange, Goldman Sachs, Liberty Global, Amazon, Homebrew, WGI Group, 7 Global Capital, Antenna Group, and Dentsu Ventures.